Exhibit 99.1

Intraware, Inc. Third Quarter FY 2004 Earnings Release

INTRAWARE ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Quarter Marked by Strong Customer Acquisition and Improved Margins

ORINDA, Calif. - [December 18, 2003] – Intraware, Inc. (Nasdaq: ITRA), the leading provider of electronic software delivery and management (ESDM) solutions designed to simplify software delivery, increase customer satisfaction and reduce costs for the enterprise software publisher and other Fortune 1000 companies, today reported its financial results for its third quarter ended November 30, 2003.

Revenues for the third quarter of fiscal year 2004 were $2.5 million, which was consistent with the revenues of the immediately preceding quarter.  Revenues for the year-earlier quarter were $2.9 million, which included $0.2 million in revenues from the company’s exited third-party reseller business.  Revenues from total Online services and technology related to SubscribeNet services sales increased from $1.6 million in the second quarter of fiscal year 2004 to $1.8 million in the third quarter.  Alliance and reimbursement revenues in the third quarter of fiscal year 2004 were $0.7 million compared to $0.8 million in the previous quarter.  This decrease in Alliance and reimbursement revenues is primarily due to seasonality in the sale of Sun ONE software maintenance renewals.

Gross profit margins increased to 59% in the third quarter, significantly up from 55% in the immediately preceding quarter and 56% in the year earlier quarter.  Gross profit margins related to total Online services and technology revenues increased to 69% in the third quarter of fiscal year 2004, up from 61% in the second quarter.

Net loss for the third quarter of fiscal year 2004 was $(0.5) million compared to a loss of $(1.0) million in the quarter ended August 31, 2003.  The third quarter net loss represents a marked improvement over the net loss of the immediately preceding quarter and signifies the best net loss result since the company’s initial public offering in February 1999.  Third quarter fiscal year 2004 net loss per share was $(0.01), compared to a net loss per share of $(0.02) in the second quarter.

Total cash and cash equivalents increased by $7.0 million from the end of the second quarter to the end of the third quarter to a cash balance of $12.3 million.  Cash used in operating activities decreased from ($0.4) million in the second quarter of fiscal year 2004 to ($0.1) million in the third quarter.  Cash provided by both investing and financing activities totaled $7.1 million for the third quarter, which included $1.2 million from the exercise of stock options, and $6.2 million in gross proceeds from a private placement of common stock to investment funds and accounts managed by Apex Capital, LLC.

“We are very pleased with our financial results of the third quarter and with the strength of our balance sheet today,” stated Wendy Nieto, Chief Financial Officer.  “As of November 30, 2003, we had more cash on our balance sheet, and lower net losses, than ever reported over the prior three years.  We continue to demonstrate sound financial improvement as we grow our subscriber base.  We expect this progress to attract additional enterprise software manufacturers who have been apprehensive about outsourcing their ESDM initiatives.”

Operating Highlights

Intraware signed five new SubscribeNet customers during the third quarter of fiscal year 2004 and renewed contracts with three existing SubscribeNet customers, which once again, represents a 100% contract renewal rate.  New customers were Critical Path Software, Inc., Phoenix Technologies, Ltd., Nominum, Inc., and two other leading software manufacturers.

In an effort to provide an even more compelling electronic software delivery and management solution to a greater number of enterprise software companies, Intraware further enhanced its SubscribeNet service in several key ways.  Through the integration of Intraware’s and InstallShield’s technologies, customers can now deliver and install software updates not only to the server, but to the desktop as well.  Other key enhancements to SubscribeNet included the development of more sophisticated software update notification functionality, improved email management, and more robust audit and reporting capabilities.

“I would epitomize the third quarter of fiscal year 2004 as the period in which Intraware began to enjoy noteworthy market traction in the adoption of SubscribeNet among enterprise software companies,” stated Peter Jackson, Chairman, Chief Executive Officer and President.  “Not only are we encouraged by each of the new customers that we added to our base during the third quarter, but we are also very pleased with the progress we are making in extending and deepening our sales pipeline with companies eager to curb their software delivery costs and spur maintenance renewal revenues.  With our considerably improved financial position, we expect our sales cycles to shorten and our customer base to grow at an accelerated rate in the coming quarters.”

Business Outlook

Intraware expects fourth quarter of fiscal year 2004 revenues to be $2.5 million to $2.8 million.  Net loss per share attributable to common stockholders in the fourth quarter is expected to be zero to $(0.01).

Revenues for the full fiscal year 2004 are expected to be between $10.3 million and $10.6 million.  The company expects net loss per share to be between $(0.05) and $(0.06) for full fiscal year 2004.

Intraware’s SubscribeNet customer base currently consists of 40 customers.  The total annual contract value of the existing SubscribeNet customer base was approximately $6.7 million as of November 30, 2003.  Intraware defines total annual contract value as, on any given date, the aggregate minimum annual service fees paid or payable by Intraware’s customers for services the company has contracted to provide during the then-current annual terms of the customers’ respective contracts with the company.  Contract value is not necessarily indicative of current or future revenue in any given fiscal period.

Conference Call and Web Cast Information

Management will host the quarterly conference call to discuss third quarter results on December 18, 2003 beginning at 5:00 pm Eastern Standard Time.  A live broadcast of the conference call may be heard by dialing 719-457-2600 and entering confirmation code 527915, or via webcast at http://www.intraware.com/company/investors/conference_calls.html.  For those unable to participate in the live call, a replay will be available for three months starting at 8:00 pm Eastern Standard Time on December 18, 2003, and can be accessed by dialing 719-457-0820 and entering confirmation code 527915.

About Intraware, Inc.

Intraware, Inc. is the leading provider of electronic software delivery and management (ESDM) solutions for enterprise software publishers and other Fortune 1000 companies worldwide. The Intraware SubscribeNet service (patent pending) is a Web-based delivery and support solution that enables enterprise software companies to deliver, track and manage the software, licenses and content they distribute to their global customer bases. Intraware’s ESDM solutions power business-to-business technology providers and Fortune 1000 companies, including: Progress Software, Inc., Business Objects SA, Documentum, Inc., PeopleSoft Inc., RSA Security, Inc. and McKesson.

Intraware is headquartered in Orinda, California and can be reached at 888-797-9773 or http://www.intraware.com.

Forward Looking Statements

The statements in this news release that Intraware expects to attract additional enterprise software manufacturers who have been apprehensive about outsourcing their ESDM initiatives; that the company expects its sales cycles to shorten and its customer base to grow at an accelerated rate in the coming quarters, that the company expects fourth quarter revenues to be $2.5 million to $2.8 million; that net loss per share attributable to common stockholders in the fourth quarter is expected to be zero to $(0.01); that revenues for the full 2004 fiscal year are expected to be between $10.3 million and $10.6 million, that the company expects net loss per share to be between $(0.05) and $(0.06) for the full 2004 fiscal year; that the total annual contract value of the existing SubscribeNet customer base was approximately $6.7 million as of November 30, 2003; and other statements in this release which are not historical facts, may be deemed to be forward-looking statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include lower than expected Alliance and reimbursement revenues due to softening demand for Sun ONE software products; unexpected weakness in demand for Intraware’s hosted SubscribeNet ESDM service; any termination by Zomax Incorporated of the Strategic Alliance Agreement between Zomax and Intraware on or after August 2004; any failure by customers to pay service fees owed to Intraware under their respective contracts with the company; the concentration of a substantial portion of Intraware’s revenues in a small number of customers, which could make Intraware’s revenues vulnerable to unexpected cancellations due to mergers or other factors; an inability by the company to reduce operating costs quickly enough to offset any unexpected weakness in sales; and the introduction or aggressive marketing of competitive services and products by other companies.  Further information on potential factors that could affect Intraware’s financial results is included in Intraware’s Form 10-K/A for the 2003 fiscal year filed with the Securities and Exchange Commission (SEC) on May 2, 2003, and Intraware’s Form 10-Q for the second quarter of the 2004 fiscal year filed with the SEC on October 15, 2003.  Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com.

© 2003 Intraware, Inc.  Intraware and SubscribeNet are registered trademarks of Intraware, Inc. Any other company or product names mentioned herein are the trademarks of their respective owners.

INTRAWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	November 30, 2003	November 30, 2002	November 30, 2003	November 30, 2002
Revenues:
Software product sales	$89	$193	$291	$2,491
Online services and technology	1,661	1,699	4,901	4,958
Alliance and reimbursement	662	926	2,326	3,183
Related party online services and technology	114	125	346	152
Total revenues	2,526	2,943	7,864	10,784

Cost of revenues:
Software product sales	77	189	244	1,851
Online services and technology	545	649	1,804	1,681
Alliance and reimbursement	405	469	1,317	1,510
Total cost of revenues	1,027	1,307	3,365	5,042
Gross profit	1,499	1,636	4,499	5,742

Operating expenses:
Sales and marketing	573	972	2,037	4,627
Product development	560	1,219	2,236	5,226
General and administrative	845	528	2,502	2,334
Amortization of intangibles	—	—	—	1,085
Restructuring	—	—	—	1,391
Impairment of assets	—	—	—	792
Total operating expenses	1,978	2,719	6,775	15,455
Loss from operations	(479)	(1,083)	(2,276)	(9,713)
Interest expense	(40)	(92)	(170)	(2,569)
Interest and other income and expenses, net	21	31	47	513
Gain on sale of Asset Management software business	—	—	—	2,656
Net loss	$(498)	$(1,144)	$(2,399)	$(9,113)

Basic and diluted net loss per share	$(0.01)	$(0.02)	$(0.04)	$(0.20)
Weighted average shares - basic and diluted	58,491	51,546	54,726	46,317

INTRAWARE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	November 30, 2003	February 28, 2003
ASSETS
Current assets:
Cash and cash equivalents	$12,324	$6,841
Accounts receivable, net	1,338	1,521
Prepaid licenses, services and cost of deferred revenue	258	329
Other current assets	436	338
Total current assets	14,356	9,029
Cost of deferred revenue	53	37
Property and equipment, net	955	1,859
Other assets	35	11
Total assets	$15,399	$10,936

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$724	$683
Accrued expenses	1,291	1,189
Notes payable	989	—
Deferred revenue	2,000	2,495
Related party deferred revenue	748	525
Capital lease and other obligations	1	1,495
Total current liabilities	5,753	6,387
Deferred revenue	202	183
Related party deferred revenue	25	223
Notes payable	979	—
Capital lease obligations	—	906
Total liabilities	6,959	7,699
Contingencies
Redeemable convertible preferred stock; $.0001 par value; 10,000 shares authorized:
Series A; 552 and 1,298 shares issued and outstanding at November 30 and February 28, 2003, respectively (aggregate liquidation preference of $1,000 and $2,350 at November 30 and February 28, 2003, respectively).	897	2,109
Series B-1; 1 and 49 shares issued and outstanding at November 30 and February 28, 2003, respectively (aggregate liquidation preference of $3 and $486 at November 30 and February 28, 2003, respectively).	2	364
Total redeemable convertible preferred stock	899	2,473
Stockholders’ equity:
Common stock; $0.0001 par value; 250,000 shares authorized; 59,473 and 52,101 shares issued and outstanding at November 30 and February 28, 2003, respectively.	6	5
Additional paid-in-capital	162,013	152,870
Unearned stock-based compensation	—	(32)
Accumulated deficit	(154,478)	(152,079)
Total stockholders’ equity	7,541	764
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$15,399	$10,936

For More Information Contact:

Roman Reznicek

Intraware, Inc.

925-253-4545

ir@intraware.com